Exhibit 10.1

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) is made as of the 9th day of August, 2010 to the Employment Agreement by and between Arbinet Corporation, a Delaware corporation, with its headquarters located in Herndon, Virginia (the “Employer”), and Gary G. Brandt (“Brandt”) made as of October 1, 2009 (the “Agreement”).  In consideration of the mutual covenants contained in this Amendment, the Employer and Brandt desire to amend certain provisions of the Agreement as follows:

1.	Section 4(e)(iii)(A) is amended by deleting it in its entirety and substituting therefor the following:

(A)     Until the earlier of January 1, 2011 or Brandt’s relocation to the Herndon, Virginia area, Brandt shall be entitled to reimbursement by the Employer for up to Five Thousand Five Hundred Dollars ($5,500) per month of Brandt’s reasonable and documented out-of-pocket expenses incurred by him for living expenses in the Herndon, Virginia area and travel to and from Brandt’s residence in Connecticut.

2.	Except as specifically amended by the Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

3.
This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this First Amendment to the Employment Agreement has been executed as a sealed instrument by the Employer, by the undersigned duly authorized officer, and by Brandt, as of the date set forth above.

ARBINET CORPORATION

By:	/s/ Shawn F. O’Donnell
Name:	Shawn F. O’Donnell
Title:	President & Chief Executive Officer

/s/ Gary G. Brandt
Gary G. Brandt